Exhibit 4(a)(1)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS, WHICH ARE IDENTIFIED BY ***.”

ASA Termination Agreement

Progen Industries Limited

ACN 010 975 612

Progen

Medigen Biotechnology Corporation

MBC

The Clayton Utz contact for this document is

Tim Reid on +61 7 3292 7000

Clayton Utz

Lawyers

Level 28, Riparian Plaza  71 Eagle Street  Brisbane  QLD  4000  Australia

GPO Box 55  Brisbane  QLD  4001

T +61 7 3292 7000  F +61 7 3221 9669

www.claytonutz.com

Our reference  15314/80049052

Table of contents

1.	Definitions and interpretations		1

	1.1	Definitions	1
	1.2	Interpretation	3

2.	Termination of ASA		3

	2.1	Termination	3
	2.2	Continuation of provisions	3

3.	Release		4

	3.1	Mutual release	4
	3.2	Preservation of rights	4
	3.3	Independent obligations	4
	3.4	Specific release from trial costs	4

4.	Provision of data		4

	4.1	Final HCC PR88204 Stage I Data	4
	4.2	HCC PR88204 Stage I Study Report	4
	4.3	Access to PPC	5
	4.4	Access to MBC	5

5.	Payments by Progen		5

	5.1	Payments on delivery of data	5
	5.2	Form of payments	5
	5.3	Issue of shares	5
	5.4	Trial costs payment	6
	5.5	Transaction Event payment	6
	5.6	Phase III Trial payment	6
	5.7	Return of Medigen Shares	6

6.	Options		7

	6.1	Issuance of options	7
	6.2	Certificate	7
	6.3	Options not to be listed	7
	6.4	Grant of Options conditional	7

7.	Resignations		7

	7.	Resignations	7
	7.1	Resignation from Progen	7
	7.2	Cessation of alternate director	7
	7.3	Resignation from MBC	7

8.	Representations, warranties and undertakings		7

	8.1	General	7
	8.2	Warranties by MBC regarding data	8
	8.3	Warranties by MBC regarding equity	8
	8.4	Warranties by Progen	8
	8.5	Survival of warranties	8
	8.6	Undertaking as to share sales	9
	8.7	Undertaking as to a Transaction Event	9

9.	Confidentiality and public announcements		9

	9.1	Confidentiality	9
	9.2	MBC confidentiality obligations	9
	9.3	ASA obligations	10

i

	9.4	Exceptions	10
	9.5	Public announcements	10

10.	Termination		10

	10.1	Termination for Default	10
	10.2	Event of Insolvency	11
	10.3	Consequences of termination - obligations	11
	10.4	Consequences of termination - information	11

11.	Arbitration		11
			12
	11.1	Reference to arbitration	12
	11.2	General principles	12
	11.3	Award final and binding	12
	11.4	Governing law of arbitration agreement	12

12.	Notices		12

13.	General		13

	13.1	Amendments	13
	13.2	Assignment	13
	13.3	Counterparts	13
	13.4	Entire agreement	14
	13.5	Expenses	14
	13.6	Further acts and documents	14
	13.7	Governing law	14
	13.8	No representation or reliance	14
	13.9	Severance	14
	13.10	Waiver	14
	13.11	Text of agreement	15

Annexure A - Option terms (clause 6.1)			17

ii

ASA Termination Agreement made at                                 on

Parties                                                                                         Progen Industries Limited ACN 010 975 612 of 16 Benson Street Toowong Qld 4066

(“Progen”)

Medigen Biotechnology Corporation, a company incorporated in Taiwan, of Building F, Room A, 14F., No.3, Yuancyu St., Nangang District, Taipei City 115, Taiwan

(“MBC”)

Background

A.                                                   Progen and MBC entered into an Agreement for Strategic Alliance in 2000.

B.                                                     The parties have agreed to terminate that agreement on the terms and conditions in this Agreement.

Operative provisions

1.                                                      Definitions and interpretations

1.1                                               Definitions

“ASA” means the Agreement for Strategic Alliance entered into in or about May 2000 between Progen and MBC as amended by the Supplementary Letter.

“ASX” means Australian Securities Exchange Limited ACN 008 624 691.

“Business Day” means a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally in Brisbane and in Taipei.

“Business Hours” means between 9.00 am and 5.00 pm on a Business Day.

“Claim” means any claim, demand or cause of action whether arising in contract or tort, under statute or otherwise in relation to any provision of the ASA.

“Commercialise” means the sale or other exploitation of a product developed from intellectual property owned by or licensed to Progen in respect of PI-88 related to:

(a)                                                   the potential treatment of solid tumours through inhibition of metastasis and new blood vessel growth; or

(b)                                                  the potential treatment for prevention of thrombosis.

“Execution Date” means the date that this Agreement is fully executed by each party.

“Final HCC PR88204 Stage I Data” means final Validated Data from the results of the HCC PR88204 Trial stage I undertaken by or on behalf of MBC in accordance with the protocols agreed under the ASA.

“HCC PR88204 Stage I Study Report” means the final study report prepared on the basis of the Final HCC PR88204 Stage I Data.

“ICH GCP” means the guidelines of good clinical practice as approved by the International Conference on Harmonisation of Technical Requirements of Pharmaceuticals for Human Use.

“Issue Price” means *** per ordinary share, being the volume weighted closing trading price of Progen ordinary shares on ASX for the 30 Business Days up to and including ***.

“Listing Rules” means the listing rules of ASX as they apply to Progen from time to time.

“Medigen Shares” means 15,176,525 shares and 34,823,475 preferred shares held by Progen in MBC, which represent Progen’s entire shareholding in MBC.

“Options” means the options to be issued under clause 6.1 or clause 6.2.

“Patient Records” has the meaning given to it in clause 4.1.

“Phase II PR88205 Study” means the phase II study of PI-88 with Darcabazine in patients with metastatic Melanoma as referred to in the Supplementary Letter.

“Phase III Trial” means a trial involving testing of a drug in several hundred to several thousand patients designed to provide statistically significant data on the drug’s effectiveness, benefits and the range of possible adverse reactions.

“PI-88” means an oligosaccharide based compound which inhibits heparanase, extravasation and thrombosis.

“Preliminary HCC PR88204 Stage I Data” means preliminary Validated Data from the results of the HCC PR88204 Trial stage I undertaken by or on behalf of MBC in accordance with the protocols agreed under the ASA.

“PPC” means Protech Pharmaservices Corporation, a company incorporated in Taiwan, which is the independent party appointed to hold and verify the data created under the trials contemplated by the ASA in general and the PR88204 trial in particular.

“Supplementary Letter” means the letter from Progen to MBC dated 18 April 2005 agreeing amendments to the ASA.

“Taiwan DOH” means the Taiwan Department of Health, Republic of China.

“Transaction Event” means in relation to Progen:

(a)

a person acquires voting power (within the meaning in section 610 of the Corporations Act 2001) in more than 50% of the ordinary shares in the Company as a result of a takeover bid which is unconditional; or

(b)

a person acquires voting power (within the meaning in section 610 of the Corporations Act 2001) in more than 50% of the ordinary shares in the Company through a scheme of arrangement; or

(c)

Progen enters into an agreement with a third party that is not a related body corporate of Progen, which agreement is or has become unconditional, which provides for one or more of the following:

(i)

the grant of a licence to the third party to Commercialise PI-88;

(ii)

a joint venture, partnership or similar arrangement under which Progen and the third party agree to carry on a business of Commercialising PI-

88 and the third party is obliged to make material financial contributions to that activity,

whether or not such agreement includes an agreement to further develop PI-88.

“Validated Data” means patient data that has been validated and verified to ICH GCP requirements by PPC or another contract research organisation approved by Progen.

1.2                                               Interpretation

In this Agreement:

(a)

headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)

“person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(c)

a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation;

(d)

a reference to a document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(e)

a reference to a statute includes its delegated legislation and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(f)

a word importing the singular includes the plural (and vice versa), and a word indicating a gender includes every other gender;

(g)

a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this Agreement, and a reference to this Agreement includes all schedules, exhibits, attachments and annexures to it;

(h)

if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(i)

“includes” in any form is not a word of limitation; and

(j)

a reference to “$” or “dollar” is to Australian currency.

2.                                                      Termination of ASA

2.1                                               Termination

In consideration of the mutual promises in this Agreement and subject to this Agreement (in particular clause 2.2), the parties agree that the ASA will terminate, and be of no further force and effect, on and from the Execution Date.

2.2                                               Continuation of provisions

Notwithstanding clause 2.1, each of the parties agrees to continue to be bound by the rights and obligations in clause 13 of the ASA as if it was incorporated in full in this Agreement.

3.                                                      Release

3.1                                               Mutual release

Subject to clause 3.2, on and from the Execution Date, each party (“releasor”) irrevocably, fully and finally discharges and releases the other party and each of its past or present directors, officers and employees (“releasees”) from any claim or action of whatsoever nature for any loss, damage or other liability that the releasor had or may have against the releasees including the performance of any further obligations which either of them may have pursuant to the ASA, but for this Agreement.

3.2                                               Preservation of rights

The release in clause 3.1 does not operate to:

(a)

release a party from a breach of the ASA occurring before the Execution Date; or

(b)

release MBC or Progen from any obligations under clauses 10, 11 or 13 of the ASA; or

(c)

derogate from or otherwise affect the intention of clause 13 of the ASA as to the ownership of the intellectual property referred to in that clause.

Other than the rights specifically preserved in this clause 3.2, no other rights or obligations in the ASA are preserved following termination of the ASA under this Agreement.

3.3                                               Independent obligations

The obligations of the parties under this Agreement are separate and independent obligations of the parties and are not affected by the termination of the ASA under clause 2 or the release in clause 3.1.

3.4                                               Specific release from trial costs

Without limiting clause 3.1 but subject to this Agreement, Progen irrevocably, fully and finally discharges and releases MBC from any further obligation under the ASA to co-fund the Phase II PR88205 Study.

4.                                                      Provision of data

4.1                                               Final HCC PR88204 Stage I Data

As soon as the Final HCC PR88204 Stage I Data is available, and in any event, no later than 14 February 2007, MBC must deliver to Progen the Final HCC PR88204 Stage I Data together with, if available at that time, all patient case record forms including scanned forms relating to the Final HCC PR88204 Stage I Data (“Patient Records”). In any event, MBC must deliver to Progen the Patient Records by 14 March 2007.

4.2                                               HCC PR88204 Stage I Study Report

As soon as the HCC PR88204 Stage I Study Report is available, and in any event, no later than 5 June 2007, MBC must deliver to Progen the HCC PR88204 Stage I Study Report.

4.3                                               Access to PPC

Progen may, and MBC will give all necessary directions to permit Progen to, directly contact PPC or such other independent party appointed to hold and verify the data created under the trials contemplated by the ASA in general and the PR88204 trial in particular, to resolve any questions that Progen has in respect of Validated Data which has been provided to Progen by PPC or that other independent party provided that such access is at Progen’s own expense and is granted only in a manner so as not to interfere with the normal business operations of PPC.

4.4                                               Access to MBC

If Progen wishes to contact MBC employees involved in the conduct of the PR88204 trial to resolve any questions that Progen has in respect of the data provided by MBC, Progen must first give notice to MBC and MBC must arrange for such access at no cost to Progen, provided that such access is during normal business hours and undertaken in a manner so as not to interfere with the normal business operations of MBC. MBC will provide access to its employees under this clause and those employees will assist Progen resolve any questions on a timely basis.

5.                                                      Payments by Progen

5.1                                               Payments on delivery of data

In consideration for MBC executing this Agreement, Progen must issue the following ordinary shares in Progen and make the following payments at the times indicated:

(a)

issue 500,000 ordinary shares in Progen within 10 Business Days after the Execution Date;

(b)

pay $2,000,000 within 10 Business Days of the delivery of both the Final HCC PR88204 Stage I Data and the Patient Records under clause 4.1; and

(c)

pay $2,000,000 within 10 Business Days of the delivery of the HCC PR88204 Stage I Study Report under clause 4.2.

5.2                                               Form of payments

Progen may, in its absolute discretion, make the payments under clause 5.1(b) and (c) in either of the following forms:

(a)

cash in which case payment will be made by electronic transfer in Australian dollars to an account nominated by MBC for that purpose, or failing nomination of an account, by bank cheque drawn on an Australian bank; or

(b)

by the issue of ordinary shares in Progen at the Issue Price,

provided that at least $2,000,000 of the total payments under clause 5.1(b) and (c) are paid by way of the issue of shares.

5.3                                               Issue of shares

If Progen issues ordinary shares to MBC under clause 5.2:

(a)

Progen must deliver to MBC on the date for payment a holding statement reflecting the shares issued or such other evidence of the issue of the shares reasonably satisfactory to MBC;

(b)

Progen will apply for the shares to be listed for quotation on ASX in accordance with the Listing Rules; and

(c)

MBC undertakes not to sell, or otherwise dispose of, the shares issued to it under clause 5.1(a) until such time as it has delivered to Progen both the Final HCC PR88204 Stage I Data and the Patient Records.

5.4                                               Trial costs payment

In addition to the payments payable under clause 5.1, within 15 Business Days after the Execution Date, Progen must pay to MBC $300,000 in consideration of MBC’s contribution to the costs of the Phase II PR88205 Study, in the manner described in clause 5.2(a).

5.5                                               Transaction Event payment

In addition to the payments payable under clause 5.1, within 20 Business Days after the consummation of the first Transaction Event to occur after signing this Agreement, Progen must pay to MBC as a once only payment, $2,000,000 in the manner described in clause 5.2(a).

5.6                                               Phase III Trial payment

In addition to the payments payable under clause 5.1, within 20 Business Days after the commencement of the first Phase III Trial on PI-88, Progen must pay to MBC $2,000,000 in the manner described in clause 5.2(a).

5.7                                               Return of Medigen Shares

The parties agree that they will take steps to cause the Medigen Shares to be returned by Progen to MBC for MBC to process the cancellation of the Medigen Shares. Progen and MBC must do all things necessary under Taiwanese law to give effect to the intention of the parties under this clause including the following:

(a)

within 5 Business Days of the Execution Date, Progen, at MBC’s cost, will appoint Ernst & Young Taiwan in Taiwan to apply to the Investment Commission of the Ministry of Economic Affairs on behalf of Progen for cancellation of Progen’s investment in MBC;

(b)

within 10 Business Days of the Execution Date, MBC must procure, at MBC’s cost, Ernst & Young Taiwan to prepare and provide to Progen for its execution, a statement by which Progen acknowledges its intention to abandon its equity investment in MBC;

(c)

within 10 Business Days of receiving the statement from MBC (or such longer period as may be required having regard to the need to have the statement notarized and legalized by the Taipei Economic and Cultural Office in Australia), Progen will execute the statement and arrange for it to be notarized and legalized by the Taipei Economic and Cultural Office in Australia at Progen’s cost up to a limit of $1,000;

(d)

MBC must cause Ernst & Young Taiwan to diligently pursue the application and advise Progen when it has been determined;

(e)

MBC must, or must instruct Ernst & Young Taiwan to, provide Progen with copies of all documents that Progen may require to properly account for and report the cancellation of its equity investment and such other documents relating to the cancellation of the equity investment as Progen reasonably requires.

6.                                                      Options

6.1                                               Issuance of options

Within 10 Business Days after of the delivery of the HCC PR88204 Stage I Study Report under clause 4.2, Progen must issue to MBC one million options to subscribe for ordinary shares in Progen on the terms set out in Annexure A.

6.2                                               Certificate

On the date of issue of Options, Progen must deliver to MBC a certificate for the Options issued on that date or such other evidence of issue of the Options as MBC reasonably requires.

6.3                                               Options not to be listed

MBC acknowledges that Progen is not obliged to apply for or cause the Options to be listed for quotation on ASX or any other stock exchange.

6.4                                               Grant of Options conditional

The grant by Progen of the Options under clause 6.2 is conditional on MBC performing in full its obligations under this Agreement which are due to be performed by the date for issue of the Options under clause 6.2, including delivery of the HCC PR88204 Stage I Study Report under clause 4.2.

7.                                                      Resignations

7.1                                               Resignation from Progen

On the Execution Date, MBC must procure that Dr Stanley Chang resigns as a director of Progen and, subject to payment by Progen of all director’s fees owing to Dr Chang up to the date of resignation, releases Progen from any claims for director’s fees, remuneration or any other matter absolutely.

7.2                                               Cessation of alternate director

On the Execution Date, MBC must procure that Dr Stanley Chang revokes the appointment of Mr Eugene Cheng as his alternate director of Progen and procure that Mr Cheng provides an acknowledgement to Progen that he has no claims against Progen for director’s fees, remuneration or in respect of any other matter absolutely.

7.3                                               Resignation from MBC

On the Execution Date, Progen must give notice to MBC of its resignation from the board of directors’ of MBC and release MBC from any claims for director’s fees, remuneration, loss of office or any other matter absolutely.  Progen must also procure that the two representatives appointed by Progen to the MBC board of directors’ are discharged or resign as directors of MBC and release MBC from any claims for directors’ fees, remuneration, loss of office or any other matter absolutely.

8.                                                      Representations, warranties and undertakings

8.1                                               General

Each party represents and warrants to the other party that:

(a)

this Agreement constitutes its valid and legally binding obligation in accordance with its terms;

(b)

the execution, delivery and performance of this Agreement by it does not violate any statute or law, or any document or agreement to which it is a party and which is binding on it or any of its assets; and

(c)

all consents, licences, approvals and authorisations required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained and are valid and subsisting.

8.2                                               Warranties by MBC regarding data

MBC represents and warrants for the benefit of Progen that each of the Preliminary HCC PR88204 Stage I Data, the Final HCC PR88204 Stage I Data and the HCC PR88204 Stage I Study Report will:

(a)

be materially accurate and complete; and

(b)

to the best of MBC’s knowledge and belief, not be subject to any material misstatement.

8.3                                               Warranties by MBC regarding equity

MBC represents and warrants for the benefit of Progen that:

(a)

it is aware that any ordinary shares issued under this Agreement will be issued with a view that offers for sale of those securities can be made subject to section 708A of the Corporations Act;

(b)

it is aware that section 708A may not apply in the event that the Company does not satisfy the requirements under section 708A (including if a notice given to ASX under subsection 708A(5)(e) does not comply with subsection 708A(6));

(c)

it will not offer to sell those securities to any person that is a person to whom a disclosure document needs to be given under Chapter 6D of the Corporations Act until the day after a notice is lodged by the Company with ASX that complies with subsections 708A(5)(e) and 708A(6); and

(d)

its acceptance of securities is in compliance with all relevant laws and regulations (including, without limitation, the requirements of the Australian Foreign Acquisitions and Takeovers Act 1975) in any applicable jurisdiction.

8.4                                               Warranties by Progen

Progen warrants that there has been no withheld information to MBC pertaining to any written offer received pertaining to a possible Transaction Event as of the Execution Date.

8.5                                               Survival of warranties

Each representation and warranty in this Agreement:

(a)

is severable; and

(b)

will survive the termination of this Agreement.

8.6                                               Undertaking as to share sales

As long as MBC continues to hold more than 3.5% of all issued and outstanding shares of Progen, MBC undertakes to notify Progen of any intended on-market sale of shares in Progen by MBC at least 5 Business Days before the intended date for sale. Progen agrees to keep such information confidential. MBC must give reasonable consideration to any proposal by a purchaser (which is not an associate of Progen) for the shares introduced by Progen or any other person before the intended date for sale, with the intention that if the proposal is comparable to, or better than, the market prices for the shares at that time, after considering transaction costs, then MBC will prefer the proposal to selling the shares in any other way.  Nothing in this clause gives Progen or any other person power to control the exercise of a power to dispose of the shares.

8.7                                               Undertaking as to a Transaction Event

To the extent permitted by law, Progen will notify MBC of a Transaction Event on execution of any binding memorandum or agreement or at least 15 Business Days before the intended date of the Transaction Event, whichever is earlier. In respect of a Transaction Event of the type described in paragraphs (a) and (b) of the definition in clause 1.1, Progen agrees that:

(a)

MBC is not restricted under this Agreement from selling or disposing of all of its shares in Progen or on a pro-rata basis with other sellers; and

(b)

this Agreement and the rights granted under this Agreement shall continue to bind Progen or its successor.

9.                                                      Confidentiality and public announcements

9.1                                               Confidentiality

Subject to clauses 9.4 and 9.5, each party must keep the terms of this Agreement confidential.

9.2                                               MBC confidentiality obligations

MBC must keep confidential:

(a)

the Preliminary HCC PR88024 Stage I Data;

(b)

the Final HCC PR88024 Stage I Data;

(c)

the HCC PR88024 Stage I Study Report;

(d)

all data and the study report arising from the follow-on study of the HCC PR88204 Trial stage I being conducted by MBC;

(e)

all data relating to the Phase II PR88205 Study; and

(f)

any other information of whatsoever nature which:

(i)

was the subject of obligations of confidentiality under the ASA; or

(ii)

is produced as a result of this Agreement being entered into and which relates to PI-88.

9.3                                               ASA obligations

Notwithstanding clause 2.1, each of the parties agree to continue to be bound by the confidentiality obligations in clauses 10 and 11 of the ASA as if they were incorporated in full in this Agreement.

9.4                                               Exceptions

A party may make any disclosure in relation to this Agreement:

(a)

to a professional adviser, financial adviser, banker, financier or auditor if that person is obliged to keep the information disclosed confidential;

(b)

to comply with the law, or a requirement of a regulatory body (including any relevant stock exchange);

(c)

to any of its employees to whom it is necessary to disclose the information;

(d)

to obtain the consent of a third party to a term of, or to an act under, this Agreement;

(e)

to enforce its rights or to defend a claim or action under this Agreement;

(f)

to a Agreement, on receipt of its undertaking to keep the information disclosed confidential; or

(g)

if the information disclosed has come into the public domain through no fault of the party making the disclosure.

9.5                                               Public announcements

(a)

Except as required by law or a regulatory body (including a relevant stock exchange), all press releases and other public announcements in connection with this Agreement must be in terms agreed by the parties.

(b)

Unless compelled by law, MBC must not make any public statement about PI-88 or Progen which is negative or may have an adverse effect on Progen or its business.

(c)

If MBC becomes legally compelled to disclose any information which is the subject of the confidentiality obligations in this Agreement or which is negative or adverse to PI-88 or Progen, then MBC will immediately notify Progen so that Progen has the opportunity to apply for a protective order or other appropriate remedy.

(d)

Unless compelled by law, Progen must not make any public statement which is negative or may have an adverse effect on MBC or its business.

(e)

If Progen becomes legally compelled to disclose any information which is the subject of the confidentiality obligations in this Agreement or which is negative or adverse to MBC, then Progen will immediately notify MBC so that MBC has the opportunity to apply for a protective order or other appropriate remedy.

10.                                               Termination

10.1                                        Termination for Default

Either party may terminate this Agreement by notice to the other party if:

(a)

an event of insolvency set out in clause 11.2 occurs in respect of the other party; or

(b)

that other party commits any breach of a term of this Agreement and:

(i)

the breach is material and not capable of being cured; or

(ii)

the breach is capable of being cured, but is not cured within 15 Business Days after a notice specifying the breach or default is given to the other party.

10.2                                        Event of Insolvency

An event of insolvency in respect of a party means:

(a)

an application has been made for winding up or the appointment of a liquidator or provisional liquidator is made and not dismissed, stayed, enjoined or withdrawn within 21 days;

(b)

any order is made or resolution passed for winding up (except for the purpose of reconstruction on terms approved by the other party);

(c)

it enters into a scheme of arrangement with its creditors or any class of creditors;

(d)

it has a receiver or manager of any of its assets appointed;

(e)

it has an administrator appointed under the Corporations Act 2001 (Cth), or any equivalent legislation;

(f)

it is taken to be insolvent under any relevant provision of the Corporations Act 2001 (Cth);

(g)

it stops payment of its debts or announces an intention to do so;

(h)

it is struck off or deregistered or otherwise ceases to exist or have full capacity;

(i)

execution is levied against any of its assets; or

(j)

it has any action taken against it or happen to it which is equivalent to paragraphs (a) to (i) under the law of any jurisdiction.

10.3                                        Consequences of termination - obligations

Termination of this Agreement takes effect without prejudice to the rights or remedies arising out of any antecedent breach of the Agreement.

10.4                                        Consequences of termination - information

If this Agreement is terminated, MBC must return to Progen within 10 Business Days of termination all information, data or documents of any nature in relation to PI-88 which is within its power, possession or control.

11.                                               Arbitration

11.1                                        Reference to arbitration

(a)

Any controversy, claim or dispute directly or indirectly based upon, arising out of, relating to or in connection with this Agreement (including but not limited to any question relating to the existence, validity or termination of this Agreement) shall be referred to and finally resolved by arbitration in accordance with the arbitration rules of the Singapore International Arbitration Centre.

(b)

The seat of the arbitration will be Singapore.

(c)

The number of arbitrators will be 1.

(d)

The language of the arbitration will be English.

11.2                                        General principles

The parties further agree to the following general principles relating to the procedure of the arbitration:

(a)

that they have chosen arbitration for the purposes of achieving a just, quick and cost-effective resolution of any dispute;

(b)

that any arbitration conducted pursuant to this clause shall not necessarily mimic court proceedings and the practices of those courts will not regulate the conduct of the proceedings before the arbitral tribunal;

(c)

that in conducting the arbitration, the arbitral tribunal must take into account the matters set out above, particularly in deciding issues such as:

(i)

how many written submissions will be allowed;

(ii)

where appropriate, the length of written submissions;

(iii)

the extent of document discovery permitted, if any;

(iv)

the length of any hearing; and

(v)

the number of experts, if any, each party is allowed to appoint; and

(d)

that the arbitral tribunal has the power to grant all legal, equitable and statutory remedies, except punitive damages.

11.3                                        Award final and binding

Any award will be final and binding upon the parties.

11.4                                        Governing law of arbitration agreement

The law governing this arbitration agreement is the law in Singapore.

12.                                               Notices

Each communication (including each notice, consent, approval, request and demand) under or in connection with this Agreement:

(a)

must be in writing;

(b)

must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

To Progen:

Name:	Progen Industries Limited
Address:	16 Benson Street, Toowong, Qld 4066
Fax:	61 7 3720 9624
For the attention of:	Company Secretary

To MBC:

Name:	Medigen Biotechnology Corporation
Address:	Building F, Room A, 14F., No.3, Yuancyu St., Nangang District, Taipei City 115, Taiwan
Fax:	886 2 2785 5781
For the attention of:	Chief Executive

(c)

must be signed by the party making it or (on that party’s behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party;

(d)

must be delivered by hand or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 12(b); and

(e)

is taken to be received by the addressee:

(i)

(in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(ii)

(in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail;

(iii)

(in the case of fax) at the time in the place to which it is sent equivalent to the time shown on the transmission confirmation report produced by the fax machine from which it was sent; and

(iv)

(in the case of delivery by hand) on delivery,

but if the communication is taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

13.                                               General

13.1                                        Amendments

This Agreement may only be varied by a document signed by or on behalf of each party.

13.2                                        Assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior consent of each other party.

13.3                                        Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, and all together constitute one agreement.

13.4                                        Entire agreement

To the extent permitted by law, in relation to its subject matter, this Agreement:

(a)                                                   embodies the entire understanding of the parties, and constitutes the entire terms agreed by the parties; and

(b)                                                  supersedes any prior written or other agreement of the parties.

13.5                                        Expenses

Except as otherwise provided in this Agreement, each party must pay its own costs and expenses in connection with negotiating, preparing, executing and performing this Agreement.

13.6                                        Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this Agreement. Any obligation to assign or deliver up any intangible matter includes an obligation to deliver up any media embodying that intangible matter.

13.7                                        Governing law

This Agreement is governed by and must be construed according to the law applying in Queensland.

13.8                                        No representation or reliance

(a)                                                   Each party acknowledges that no party (nor any person acting on a party’s behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement.

(b)                                                  Each party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other party, except for representations or inducements expressly set out in this Agreement.

13.9                                        Severance

If at any time a provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

(a)                                                   the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)                                                  the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

13.10                                 Waiver

(a)                                                   Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this Agreement by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Agreement.

(b)                                                  A waiver or consent given by a party under this Agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)                                                   No waiver of a breach of a term of this Agreement operates as a waiver of another breach of that term or of a breach of any other term of this Agreement.

13.11                                 Text of agreement

This Agreement is binding in this English text form. Any translation is for convenience only.

Signed as an agreement.

Executed by Progen Industries Limited in accordance with section 127 of the Corporations Act by or in the presence of:

Signature of Secretary/other Director	Signature of Director

Name of Secretary/other Director in full	Name of Director

The Common Seal of Medigen Biotechnology Corporation was affixed in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Annexure A - Option terms (clause 6.1)

1.                                                       Each Option entitles the holder to subscribe for one fully paid ordinary share (“Share”) in accordance with these terms at an exercise price equal to the volume weighted closing trading price of Progen ordinary shares on ASX for the 60 Business Days up to and including the date of delivery of the HCC PR88204 Stage I Study Report under clause 4.2 of the ASA Termination Agreement (“Exercise Price”).

2.                                                       The Option expires at 5.00pm Sydney time on the second anniversary of the date of issue (“Expiry Time”). The holder may exercise the Option at any time until the Expiry Time.

3.                                                       Subject to any applicable law, the holder may transfer some or all of the Options:

(a)                                                   if the Options are quoted on ASX, by a proper ASTC transfer or any other method permitted by the Applicable Law; or

(b)                                                  by an instrument of transfer approved by the Directors from time to time.

4.                                                       The holder may exercise the Options in whole or in part in accordance with this Annexure A.

5.                                                       Options may be exercised by delivery to the Company of a notice signed by the holder specifying the number of Options exercised together with payment to the Company by cheque or electronic funds transfer of the Exercise Price for each Option exercised. If the Options are not quoted on ASX, the holder must also deliver the certificate for the Options or if the certificate for the Options has been lost, mutilated or destroyed, a declaration to that effect.

6.                                                       On valid exercise of Options, the Shares must be issued within 10 Business Days of exercise. The Company must promptly apply for quotation of the Shares. The Shares issued will, subject to the constitution of the Company, rank in all respects equally with the existing ordinary shares at the date of issue.

7.                                                       The holder may only participate in new issues of Shares if the holder exercises an Option and becomes the holder of Shares on or prior to the record date for the new issue of Shares.

8.                                                       If the Company makes a pro rata issue, the Exercise Price of each Option will be reduced with the new exercise price of each Option to be calculated in accordance with the formula in Listing Rule 6.22.2. No change will be made to the number of Shares to which the Holder is entitled.

9.                                                       If the Company makes a bonus issue, the number of Shares issued on exercise of each Option will be increased by the number of bonus Shares that the holder would have received if the Option had been exercised prior to the record date for the bonus issue.  No change will be made to the Exercise Price.

10.                                                 If there is a reorganisation (including consolidation, sub-division, reduction or return) of the share capital of the Company, the rights of holders in respect of any unexercised Options will only be changed to the extent necessary to comply with the Listing Rules applying to a reorganisation of capital at the time of the reorganisation.  The remaining rights of the holders will remain unchanged.